Exhibit 99.1

Glowpoint Announces Completion of Debt Recapitalization
Eliminated $9.36 million of Debt Obligations Resulting in Significant Accretion to Shareholder Value

DENVER, CO, August 1, 2017 - Glowpoint, Inc. (“Glowpoint” or the “Company”) (NYSE American: GLOW), a managed service provider of video collaboration and network applications, announced today that on July 31, 2017, the Company completed a recapitalization of its existing debt obligations as described further below (the “Debt Recapitalization”), which, as of July 31, 2017, eliminated $9,362,000 of debt and accrued interest obligations and reduced the Company’s outstanding common stock by 385,517 shares. As of July 31, 2017, there were no remaining obligations related to the Main Street Term Loan or SRS Note (each defined below).

The Company expects that the Debt Recapitalization resulted in an increase of approximately $8,700,000 to stockholders’ equity on the Company’s balance sheet as of July 31, 2017. Therefore, the Company expects to meet the continued listing standards of the NYSE American Company Guide relating to stockholders’ equity (as previously described in the Company’s Form 8-K filed on June 1, 2017), subject to the Company reporting two consecutive quarters of being in compliance with such standards. The following tables summarize the impact of the Debt Recapitalization on the Company’s debt obligations and outstanding common stock as of July 31, 2017:

	Former Debt Obligations as of July 31, 2017	Debt Obligations Extinguished on July 31, 2017	New Outstanding Debt Obligations as of July 31, 2017
Main Street Term Loan: principal	$9,000,000	$(9,000,000)	—
SRS Note: principal	1,784,692	(1,784,692)	—
SRS Note: accrued interest	777,568	(777,568)	—
Western Alliance Bank: principal			$1,100,000
Super G Capital: principal			1,100,000
Total	$11,562,260	$(11,562,260)	$2,200,000

Outstanding Shares of Common Stock on July 31, 2017 prior to the Debt Recapitalization	36,534,840
Shares of common stock redeemed in connection with the Main Street Payoff	(7,711,517)
Shares of common stock issued in connection with the SRS Note Exchange	7,326,000
Outstanding Shares of Common Stock on July 31, 2017 after the Debt Recapitalization	36,149,323

“Completing this critical phase of debt restructuring provides the Company a foundation to re-align capital structure and market opportunity. Having materially eliminated outstanding debt obligations by over 80%, we now look forward to focusing on product development and expanding our market-leading support platform for video collaboration through the addition of cognitive services and advanced analytics,” said Glowpoint President and CEO Peter Holst.

“We are very pleased to have completed this Debt Recapitalization, which eliminated $9.36 million of debt obligations and resulted in a significant improvement to our working capital position as of July 31, 2017. The Debt Recapitalization resulted in significant accretion to shareholder value as it is expected to increase our stockholders’ equity balance by approximately $8.7 million and reduced our outstanding common stock by approximately 386,000 shares as of July 31, 2017,” said Glowpoint CFO David Clark.

Main Street Payoff Letter and Redemption Agreement

As of June 30, 2017, the Company had outstanding principal borrowings of $9,000,000 with Main Street Capital Corporation (“Main Street”) under a senior secured term loan facility (the “Main Street Term Loan”). As of June 30, 2017, Main Street owned 7,711,517 shares, or 21%, of the Company’s common stock.

On July 31, 2017, the Company and Main Street entered into (i) a payoff letter (the “Main Street Payoff Letter”) that terminated the $9,000,000 Main Street Term Loan and (ii) a Redemption Agreement (the “Main Street Redemption Agreement”) whereby the Company redeemed 7,711,517 shares of the Company’s common stock held by Main Street, in exchange for total cash payments from the Company of $2,550,000 (together, the “Main Street Payoff”). On July 31, 2017, the Company funded the Main Street Payoff using $350,000 of the Company’s existing cash plus cash proceeds of $2,200,000 borrowed under loan agreements with Western Alliance Bank and Super G (each defined below). After completion of the Debt Recapitalization, the Company’s cash position was approximately $1,270,000 as of July 31, 2017.

SRS Note Exchange Agreement

As of June 30, 2017, the Company had outstanding total obligations of $2,530,000 (consisting of $1,785,000 of principal and $745,000 of accrued interest) under a promissory note (the “SRS Note”) to Shareholder Representative Services LLC (“SRS”).

On July 31, 2017, the Company and SRS entered into a Note Exchange Agreement (the “SRS Note Exchange Agreement”) to extinguish the $2,562,000 of obligations on the SRS Note (including accrued interest for July 2017 of $32,000) in exchange for 7,326,000 shares of the Company’s common stock (the “SRS Note Exchange”).

Western Alliance Bank Business Financing Agreement

On July 31, 2017, the Company and its subsidiary entered into a senior secured Business Financing Agreement with Western Alliance Bank, as lender (the “Western Alliance Bank Loan Agreement“). The Western Alliance Bank Loan Agreement provides the Company with up to a total of $1,500,000 of revolving loans. On July 31, 2017, the Company received a loan in an amount equal to $1,100,000 under the Western Alliance Bank Loan Agreement, the proceeds of which were used to fund the Main Street Payoff. See further description of the terms of the Western Alliance Bank Loan Agreement in the Company’s Form 8-K filed on August 1, 2017.

Super G Loan Agreement

On July 31, 2017, the Company and its subsidiary entered into a Business Loan and Security Agreement with Super G Capital, LLC (“Super G”), as lender (the “Super G Loan Agreement”) and received a term loan from Super G in an amount equal to $1,100,000, the proceeds of which were used to fund the Main Street Payoff. The Super G Loan is subordinate to the Western Alliance Bank borrowings. See further description of the terms of the Super G Loan Agreement in the Company’s Form 8-K filed on August 1, 2017.

About Glowpoint
Glowpoint, Inc. (NYSE MKT: GLOW) is a managed service provider of video collaboration and network applications. Our services are designed to provide a comprehensive suite of automated and concierge applications to simplify the user experience and expedite the adoption of video as the primary means of collaboration. Our customers include Fortune 1000 companies, along with small and medium enterprises in a variety of industries. To learn more please visit www.glowpoint.com.

Forward looking and cautionary statements
Forward-looking statements in this press release and all other statements that are not historical facts, are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve factors, risks, and uncertainties that may cause actual results in future periods to differ materially from such statements. A list and description of these and other risk factors can be found in the Company’s Annual Report on Form 10-K for the year ending December 31, 2016. We make no representation or warranty that the information contained herein is complete and accurate and we have no duty to correct or update any information contained herein.

INVESTOR CONTACT:
Investor Relations
Glowpoint, Inc.
+1 303-640-3840
investorrelations@glowpoint.com
www.glowpoint.com